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Pricing Supplement No. 21 dated October 3, 1997                 Rule 424(b)(3)
(To Prospectus dated July  8, 1996 and                      File No. 333-05701
Prospectus Supplement dated August 7, 1997)

                                 ADVANTA CORP.
                    VALUE NOTES (SM), SERIES A - FIXED RATE

================================================================================
Cusip No.:  00757GAW9                                  Interest Rate: 7.40%
Aggregate Principal Amount: $183,000.00                Maturity Date: 10/08/2002
Total Agents' Discount or Commission: $2,287.50        Issue Date: 10/08/97
Net Proceeds to Issuer:  $180,712.50                   Trade Date:  10/03/97
================================================================================

-----------------------------------------------------------------------------------------------------
                                                                Agent's Discount        Net Proceeds
              Name of Agent                 Principal Amount      or Commission           to Issuer
-----------------------------------------------------------------------------------------------------
 Legg Mason Wood Walker, Incorporated          $100,000.00         $1,250.00            $98,750.00
-----------------------------------------------------------------------------------------------------
 Sage Rutty & Co.                              $ 25,000.00         $  312.50            $24,687.50
-----------------------------------------------------------------------------------------------------
 Dain Bosworth, Inc.                           $ 58,000.00         $  725.00            $57,275.00
-----------------------------------------------------------------------------------------------------

Interest Payment Dates:  November 15, 1997 and the 15th day of each succeeding calendar month through and including September 15, 2002 and on the Maturity Date; provided however, that if this Note is redeemed , in whole or in part, at the option of the Company prior to the Maturity Date, the final Interest Payment Date with respect to the principal amount redeemed shall be the Redemption Date (as defined herein).

Day Count Convention:

         [X]     30/360 for the period from  10/08/97 to 10/07/2002

Redemption:

         [ ]     The Notes cannot be redeemed prior to the Stated Maturity
                 Date.

         [X] The Notes may be redeemed, in whole or in part prior to the Stated Maturity Date.
                          Initial Redemption Date: October 15, 1999
                          Initial Redemption Percentage:  100%
                          Annual Redemption Percentage Reduction: 0%.
                          See "Other Provisions" below.

Form:    [X]     Book Entry

Agent acting in the capacity as indicated below:

         [X]     Agent                                      [ ]     Principal

If as Principal:

         [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

         [ ] The Notes are being offered at a fixed initial public offering price of ____% of principal amount.





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If as Agent:

         The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

[X]      Other Provisions:  The Notes may be redeemed, in whole or in part by the Company on October 15, 1999 (the "Initial
                            Redemption Date") and on any Interest Payment Date thereafter (each, a "Redemption Date"), on written notice given not more than 60 nor less than 30 days prior to such Redemption
                            Date. In the event of any such redemption by the Company, the Redemption Price shall be 100% of the principal amount of this Note.

                            Agent:  Dain Bosworth, Inc.

 [ ]     PaineWebber Incorporated

                 [X]      Legg Mason Wood Walker, Incorporated

                                        [X]     Sage Rutty & Co.